Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Allowed Uracyst® Patent in China

LONDON, ONTARIO — March 8, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced that it has been informed by the Chinese Patent Office that a patent has been allowed for one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/painful bladder syndrome ("IC/PBS").

The patent covers pharmaceutical compositions that comprise the greater and superior dosage sizes of chondroitin sulfate, and the use of those compositions for the treatment of IC/PBS.  Upon Stellar completing the final formalities, including the payment of applicable fees, the Company expects this patent to issue.  Once issued, the patent will expire on February 18, 2024.

Peter Riehl, Stellar's President and Chief Executive Officer, commented, "With Uracyst® patents already issued in Canada, the United States and Australia, and with numerous additional international patents pending, the Chinese patent expands Stellar’s already formidable intellectual property estate.  Along with our Shanghai-based marketing and distribution partner, Shanghai Ya Jun Medical Equipment Co. Ltd., we are very excited about commercially launching Uracyst® in this important market pending Chinese State Food and Drug Administration approval.”

About Uracyst®

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers.  The glycosaminoglycan ("GAG") is a mucosa lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence.  When the GAG is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/PBS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patients quality of life.

Chondroitin sulfate (ChS) is believed to be the major proteoglycan responsible for the GAG barrier function. Uracyst® was developed to replenish this defect.  Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function.  Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time thus a better uptake of the delivered dosage and a faster onset of symptomatic relief.  Uracyst® is also one of the most cost effective treatments for these patients.  Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

Page 2 - Release March 8, 2010

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact

Investor Contact

Peter Riehl

Stephen Kilmer

President & CEO

President

Stellar Pharmaceuticals Inc.

Kilmer Lucas Inc.

(519) 434-1540

(905) 690-2400 ext. 21

email – corpinfo@stellarpharma.com

email – stephen@kilmerlucas.com

- or -

Media Contact

Arnold Tenney

Leonard Zehr

Chairman

Managing Director

Stellar Pharmaceuticals Inc.

Kilmer Lucas Inc.

(416) 587-3200

(905) 690-2400 ext. 41

email - len@kilmerlucas.com